Exhibit 35.1         Servicing Compliance Statement on General Electric Capital Corporation

GE EQUIPMENT TRANSPORTATION LLC, SERIES 2011-1	March 14, 2014
10 Riverview Drive
Danbury, CT 06810

Attention:          Capital Markets Operations

Pursuant to Section 2.8 of the Servicing Agreement, dated as of June 29, 2011 (the “Servicing Agreement”), between GE EQUIPMENT TRANSPORTATION LLC, SERIES 2011-1 and General Electric Capital Corporation, as Servicer, the undersigned hereby certifies that:

(i)	a review of the activities of the Servicer during the previous fiscal year and of performance under the Servicing Agreement has been made under the supervision of the undersigned; and

(ii)	to the best knowledge of the undersigned, based on such review, the Servicer has fulfilled all of its obligations under the Servicing Agreement throughout such period.

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Thomas A. Davidson
Name:	Thomas A. Davidson
Title:	Senior Managing Director, Capital Markets and authorized officer of the servicer